Exhibit 99.1

GSE Systems Reports Second Quarter 2021 Financial Results

Conference Call Scheduled for today, August 16, 2021 at 4:30pm ET

Columbia, MD – August 16, 2021 - GSE Systems, Inc. (“GSE Solutions”, “GSE”, or “the Company”) (Nasdaq: GVP), a leader in advanced engineering and workforce solutions that support the future of clean energy production and overall decarbonization initiatives of the power industry, today announced financial results for the second quarter ended June 30, 2021.

Q2 2021 and Recent Highlights

•
New orders in Q2 2021 increased by 59% to $10.8 million, from $6.8 million in Q2 2020. Workforce Solutions orders were $5.0 million in the second quarter while Performance Improvement Solutions (Engineering) orders were $5.8 million.

•	Q2 revenue increased 3.2% sequentially to $13.5 million from $13.1 million in Q1 2021 , led by an 11% sequential increase in Workforce Solutions.
•	EnVision Software as a Service (SaaS) revenue increased 129% compared to the year ago second quarter.
•	Workforce Solutions (Nuclear Industry Training and Consulting or NITC) revenues were $6.7 million in Q2 2021, an increase of 11% from Q1 2021 of $6.0 million and 10% from Q2 2020 of $6.1 million.
•	Operating loss of $(1.4) million in Q2 2021, compared to $(1.9) million in Q2 2020.
•	Operating expenses decreased by 25% in Q2 2021 compared to Q2 2020, and 21% sequentially.
•	Company reported net income of $3.2 million in Q2 2021 compared to net loss $(2.1) million in Q2 2020 due to the recognition of an Employee Retention Credit.
•	Adjusted EBITDA was $(0.4) million in Q2 2021 compared to $(0.8) million in Q1 of 2021, due to improved revenue and continued tight expense controls.
•
The Company ended Q2 2021 with a cash position of $3.8 million. During the quarter the company recorded $5.1 million of other income pertaining to the Employee Retention Credit of which the company realized a cash benefit in the quarter of $0.9 million and is expecting a cash refund for the balance of $4.2 million subsequent to the end of the period.

•	On August 4, 2021, the Small Business Administration (SBA) has approved the Company’s Paycheck Protection Program (PPP) loan forgiveness application.

Management Commentary

“The second quarter results reveal general stabilization in GSE’s businesses, with improvements in revenue, efficient management of the business and balance sheet, and year over year improvements in new orders,” commented Kyle J. Loudermilk, GSE’s President and Chief Executive Officer.  “However, while order flow has improved from the lows of last year, the industry has yet to return to the more robust levels of spend for maintenance and improvement on their facilities as they had prior to the pandemic, specifically impacting our Performance Improvement Solutions segment new orders. A continued growth area for the Company has been EnVision, our emerging software as a service (SaaS) subscription solution, which saw revenues grow 129% compared to Q2 2020 and continues to resonate well with customers. In the near-term, we believe that delayed upgrades and shutdowns of power plants caused by the pandemic is creating pent up demand for projects that will require GSE’s solutions. Macro trends continue to point in the right direction, which is towards grid stability and decarbonization, and we are well positioned to capture greater business as industry spend picks up to pre-pandemic levels.”

Emmett Pepe, CFO of GSE Systems, added, “During the second quarter, we continued to focus on improving our capital structure by repaying some of our debt and strengthening the balance sheet with non-dilutive capital. We also continued very efficient management of operating expenses which decreased 25% year over year. Further, we reported net income in the quarter primarily due to recording an Employee Retention Credit of $5.1 million, of which about $4.2 is expected to be received in the coming months, significantly improving our cash balances. Lastly, we were recently approved by the SBA for the forgiveness of $10 million of debt from Payroll Protection Program, which will be reflected in the third quarter.”

Q2 2021 FINANCIAL RESULTS

Revenue during Q2 2021 was $13.5 million a slight increase of 3.2% compared to$13.1 million in Q1 2021, and revenue was $14.3 million in Q2 2020. The sequential improvement in revenues was driven by 11% growth in the Company’s Workforce Solutions segment, offset by a 3% sequential decrease in Engineering Solutions. The year over year decrease of $0.8 million is due to the continued impact from the pandemic, which continues to affect the power industry.

Performance Improvement Solutions revenue was $6.9 million in Q2 2021 compared to $7.1 million in Q1 2021, and $8.3 million in Q2 2020. The sequential change was largely due to customers delaying certain upgrades. The year-over-year change was primarily due to lower orders on the simulator part of the business but offset with improvements in specialized engineering and consulting services.

Workforce Solutions revenue was $6.7 million in Q2 2021 compared to $6.0 million in Q1 2021, and $6.1 million in Q2 2020. The sequential improvement is due to slight reengagement by customers. The year-over-year change is also due to the overall increase in activity due to the COVID-19 pandemic.

Gross profit in Q2 2021 was $2.7 million, or 19.9% of revenue. This compared to gross profit of $3.6 million, or 24.8% of revenue in Q2 2020, and $2.9 million, or 22.3% of revenue in Q1 2021. Gross margin was affected by higher budgeted costs from a mid-contract review on certain existing projects. These additional expenses are expected to be considered one-time and done as result of mid-contract review to ensure no additional expenditures are required to complete certain contracts.

Operating expenses in Q2 2021 were $4.1 million compared to $5.4 million in Q2 2020. Operating expenses (excluding restructuring charges) was $4.3 million in Q1 2021. Tight expense controls continued into the second quarter of 2021.

Operating loss was approximately $(1.4) million in Q2 2021, compared $(1.9) million in Q2 2020. Operating loss was $(1.4) million in Q1 2021, excluding the restructuring charge.

Net income in Q2 2021 was $3.2 million or $0.16 per basic and diluted share, compared to net loss of $(2.1) million or $(0.11) per basic and diluted share in Q2 2020. Net loss was $(2.2) million or $(0.11) per basic and diluted share in Q1 2021. The improvement in Q2 is due to a $5.1 million other income recorded from the Employee Retention Credit.

Adjusted net loss1 totaled $(0.6) million, or $(0.03) per diluted share in Q2 2021, compared to adjusted net loss of $(0.7) million, or $(0.03) per diluted share, in Q2 2020. Adjusted net loss1 totaled $(1.0) million, or $(0.05) per diluted share in Q1 2021.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for Q2 2021 was approximately $3.8 million, compared to $(1.2) million in Q2 2020. EBITDA for Q1 2021 was approximately $(1.7) million.

Adjusted EBITDA1 totaled $(0.4) million in Q2 2021, compared to $(0.2) million in Q2 2020. Adjusted EBITDA1 totaled $(0.8) million in Q1 2021.

Backlog at June 30, 2021, was $37.5 million, including $27.7 million of Performance Improvement Solutions backlog, and $9.8 million of Workforce Solutions.

1 Refer to the non-GAAP reconciliation tables at the end of this press release for a definition of "EBITDA", “adjusted EBITDA” and “adjusted net income”.

CONFERENCE CALL

GSE Systems has scheduled a conference call for Monday, August 16, 2021 at 4:30 p.m. ET (1:30 p.m. PT) to review these results. Interested parties can access the conference call by dialing (877) 270-2148 or (412) 902-6510 or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company's website at:
https://www.gses.com/about/investors/

or via the following link:
https://www.webcaster4.com/Webcast/Page/2700/42129

A teleconference replay of the call will be available for seven days at (877) 344-7529 or (412) 317-0088, confirmation # 10158609. A webcast replay will be available in the Investor Relations section of the Company's website at https://www.gses.com/about/investors/ for 90 days.

ABOUT GSE SOLUTIONS

We are visionaries, and the solutions we create now will be at the forefront of the power industry. GSE Solutions leverages five decades of proven industry experience to provide unique and essential engineering and workforce solutions, services and products focused on performance optimization, regulatory compliance, simulation, training, and staffing for customers worldwide. As one of the few independent public companies serving the clean energy sector of nuclear power and adjacent industries, our solutions support the future of clean energy production and overall decarbonization initiatives of the power industry.

FORWARD LOOKING STATEMENTS

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	Investor Contact
GSE Solutions	Lytham Partners
Kyle Loudermilk	Adam Lowensteiner, Vice President
Chief Executive Officer	(646) 829-9702
GSE Systems, Inc.	gvp@lythampartners.com
(410) 970-7800

GSE SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months ended June 30,		Six Months ended June 30,
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$13,522	$14,340	$26,626	$32,045
Cost of revenue	10,833	10,778	21,009	24,368
Gross profit	2,689	3,562	5,617	7,677

Selling, general and administrative	3,522	4,722	7,256	9,670
Research and development	154	179	311	389
Restructuring charges	-	-	808	10
Loss on impairment	-	-	-	4,302
Depreciation	71	70	147	178
Amortization of definite-lived intangible assets	303	444	643	1,114
Total operating expenses	4,050	5,415	9,165	15,663

Operating loss	(1,361)	(1,853)	(3,548)	(7,986)

Interest expense, net	(49)	(187)	(103)	(428)
Gain on derivative instruments, net	-	47	-	4
Other income (expense), net	4,637	24	4,638	53

Income (loss) before income taxes	3,227	(1,969)	987	(8,357)

Provision for income taxes	(4)	180	(39)	50

Net income (loss)	$3,231	$(2,149)	$1,026	$(8,407)

Net income(loss) per common share - basic	$0.16	$(0.11)	$0.05	$(0.41)
Net Income(loss) per common share - Diluted	$0.16	$(0.11)	$0.05	$(0.41)

Weighted average shares outstanding - Basic	20,647,426	20,407,958	20,638,116	20,375,446
Weighted average shares outstanding - Diluted	20,702,003	20,407,958	20,638,116	20,375,446

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30, 2021	December 31, 2020
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$3,829	$6,702
Contract receivables, net	11,368	10,494
Prepaid expenses and other current assets	5,287	1,554
Total current assets	20,484	18,750

Equipment, software and leasehold improvements, net	791	616
Software development costs, net	575	630
Goodwill	13,339	13,339
Intangible assets, net	3,589	4,234
Operating lease right-of-use assets, net	1,279	1,562
Other assets	58	59
Total assets	$40,115	$39,190

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$2,317	$3,006
PPP Loan, current portion	10,118	5,034
Accounts payable	1,005	570
Accrued expenses	1,430	1,297
Accrued compensation	2,389	1,505
Billings in excess of revenue earned	4,693	5,285
Accrued warranty	547	665
Income taxes payable	1,623	1,621
Other current liabilities	1,393	2,498
Total current liabilities	25,515	21,481

PPP Loan, noncurrent portion	-	5,034
Operating lease liabilities noncurrent	1,315	1,831
Other noncurrent liabilities	282	339
Total liabilities	27,112	28,685

Commitments and contingencies (Note 16)

Stockholders' equity:
Preferred stock $0.01 par value; 2,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock $0.01 par value; 60,000,000 shares authorized, 22,460,679 and 22,192,569 shares issued, 20,861,768 and 20,593,658 shares outstanding, respectively	225	222
Additional paid-in capital	80,024	79,687
Accumulated deficit	(64,165)	(65,191)
Accumulated other comprehensive loss	(82)	(1,214)
Treasury stock at cost, 1,598,911 shares	(2,999)	(2,999)
Total stockholders' equity	13,003	10,505
Total liabilities and stockholders' equity	$40,115	$39,190

The accompanying notes are an integral part of these consolidated financial statements.

EBITDA and Adjusted EBITDA Reconciliation (in thousands)

References to “EBITDA” mean net income (loss), before taking into account interest income and expense, provision for income taxes, depreciation and amortization. References to Adjusted EBITDA exclude the impact on our (loss) of any impairment of our intangibles, gain from the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, impact of the change in fair value of derivative instruments, acquisition-related expense, acquisition-related legal settlement and VAT write-off. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP). Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, are useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three Months ended June 30,		Six Months ended June 30,
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income (loss)	$3,231	$(2,149)	$1,026	$(8,407)
Interest expense, net	49	187	103	428
Provision for income taxes	(4)	180	(39)	50
Depreciation and amortization	481	598	994	1,451
EBITDA	3,757	(1,184)	2,084	(6,478)
Provision for legal settlement	-	861	-	861
Loss on impairment	-	-	-	4,302
Employee retention credit	(5,075)	-	(5,075)	-
Restructuring charges	-	-	808	10
Stock-based compensation expense	463	177	501	324
Change in fair value of derivative instruments	-	(47)	-	(4)
Acquisition-related expense	-	7	-	188
VAT write-off	450	-	450	-
Adjusted EBITDA	$(405)	$(186)	$(1,232)	$(797)

Adjusted Net Income and Adjusted EPS Reconciliation (in thousands, except per share amounts)

References to Adjusted net income exclude the impact of gain from the change in fair value of contingent consideration, loss on impairment of our intangibles, restructuring charges, stock-based compensation expense, change in fair value of derivative instruments, acquisition-related expense, acquisition-related legal settlement, amortization of intangible assets related to acquisitions and VAT write-off.  Adjusted Net Income and adjusted earnings per share (adjusted EPS) are not measures of financial performance under generally accepted accounting principles (GAAP). Management believes adjusted net income and adjusted EPS, in addition to other GAAP measures, are useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance and non-cash items that may, or could, have a disproportionate positive or negative impact on our results for any particular period.  These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP adjusted net income and adjusted EPS to GAAP net income, the most directly comparable GAAP financial measure, is as follows:

	Three Months ended June 30,		Six Months ended June 30,
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income (loss)	3,231	(2,149)	$1,026	$(8,407)
Provision for legal settlement	-	861	-	861
Loss on impairment	-	-	-	4,302
Employee retention credit	(5,075)	-	(5,075)	-
Restructuring charges	-	-	808	10
Stock-based compensation expense	463	177	501	324
Change in fair value of derivative instruments	-	(47)	-	(4)
Acquisition-related expense	-	7	-	188
VAT write-off	450	-	450	-
Amortization of intangible assets related to acquisitions	303	444	643	1,114
Adjusted net loss	(628)	(707)	$(1,647)	$(1,612)

Adjusted income (loss) per common share – Diluted	(0.03)	(0.03)	(0.08)	(0.08)

Weighted average shares outstanding – Diluted(a)	20,647,426	20,407,958	20,638,116	20,375,446

(a) During the three and six months ended June 30, 2021, we reported a GAAP net income and an adjusted net loss. Accordingly, there were 54,577 of dilutive shares that were excluded in the adjusted net loss per share calculation that were included when calculating the diluted net income per common share for the three months ended June 30, 2021.